Exhibit 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and amongst Acutus Medical, Inc. (the “Company”), having its principal offices at 2210 Faraday Ave., Suite 100 Carlsbad, CA 92008, and David Roman (the “Executive”), effective as of March 1, 2021 (the “Effective Date”).

Whereas, the Company desires to employ the Executive in the position of Senior Vice President, Chief Financial Officer of the Company; and

Whereas, the Executive desires to be employed by the Company as its Senior Vice President, Chief Financial Officer.

Now Therefore, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)“Annual Base Salary” shall mean the Executive’s rate of regular annual base salary (for the avoidance of doubt, prior to any reduction under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code); provided that for purposes of Section 5, Annual Base Salary shall mean the Executive’s rate of regular annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in annual base compensation, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Cause” shall mean any of the following: (i) the Executive’s continued failure to perform the Executive’s employment duties after the Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed the Executive’s duties and has failed to cure such non-performance to the Company’s reasonable satisfaction within ten (10) business days after receiving such notice; (ii) the Executive’s engaging in any act of dishonesty, fraud, misrepresentation, embezzlement or gross misconduct that is or would reasonably be expected to be injurious in a material respect to the Company Group; (iii) the Executive’s violation of any federal or state law or regulation applicable to the business of the Company Group; (iv) the Executive’s breach of any material obligations under any written agreement or covenant with any member of the Company Group; (v) the Executive’s being convicted of, or entering a plea of nolo contendere to, any felony or committing any act of moral turpitude; or (vi) the Executive’s material violation of the written policies or codes of conduct of the Company Group, including policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, that is or would reasonably be expected to be injurious in a material respect to the Company Group.

(d)“Change in Control” shall have the meaning ascribed to it in the Company’s 2011 Equity Incentive Plan, as it may be amended from time to time.

(e)“Change in Control Period” shall mean the period commencing ninety (90) days prior to the effective date of a Change in Control and ending twelve (12) months following the effective date a Change in Control.

(f)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as well as any state law of similar effect.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations promulgated thereunder.

(h)“Company Group” shall mean the Company and its subsidiaries.

(i)“Confidential Information Agreement” shall mean the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement that the Executive has entered or is required to enter into with the Company in connection with the Executive’s employment with the Company.

(j)“Date of Termination” shall mean the date of the termination of the Executive’s employment.

(k)“Disability” shall mean the Executive’s disability within the meaning of Treasury Regulation Section 1.409A-3(i)(4)(i).

(l)“Good Reason” shall mean the Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s written consent: (i) a material reduction of the Executive’s authority, duties or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if the Executive is employed by the Company Group or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business that the Executive had immediately prior to the Change in Control regardless of whether the Executive’s title is revised to reflect the Executive’s placement within the overall corporate hierarchy or whether the Executive provides services to a subsidiary, affiliate, business unit or otherwise); (ii) a reduction by a Company Group member of more than ten percent (10%) in the Executive’s annual rate of base cash compensation as in effect immediately prior to such reduction, provided, however, that, a reduction of annual base compensation that also applies to substantially all other similarly situated employees of the Company Group members will not constitute “Good Reason”; or (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from the Executive’s then-present location will not be considered a material change in geographic location. The Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(m)“Qualifying Pre‑CIC Termination” shall mean a Qualifying CIC Termination that occurs prior to the date of the Change in Control.

(n) “Qualifying Termination” shall mean a termination of the Executive’s employment either (i) by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period (a “Qualifying Non-CIC Termination”).

2.Term of this Agreement.  The term of this Agreement shall commence upon the Effective Date and shall continue until the termination of the Executive’s employment (the “Term”).

3.Duties; Scope of Employment; Compensation and Benefits.

(a)Position and Duties.  As of the Effective Date, the Company shall employ the Executive in the position of Senior Vice President, Chief Financial Officer of the Company.  During the Term, the Executive will perform the Executive’s duties faithfully and to the best of the Executive’s ability, and will devote substantially all of the Executive’s business efforts and time to the Company.  The Executive agrees not to actively engage in any other employment, occupation or consulting activity during the Term for any direct or indirect remuneration without the prior approval of the Board.

(b)Annual Base Salary.  During the Term, the Company shall pay the Executive an Annual Base Salary of $380,000 as compensation for the Executive’s services.  The Annual Base Salary amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices.  The Annual Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(c)Sign-On Bonus.  Upon the Effective Date, Executive will receive a one-time sign-on bonus of $100,000 (the “Sign-On Bonus”).  The Sign-On Bonus is subject to repayment by Executive on a pro-rated basis if, during the 12 months following the Effective Date, Executive is terminated for Cause or Executive resigns without Good Reason.

(d)Bonus.  The Executive’s annual target bonus opportunity shall be 50% of the Executive’s Annual Base Salary (the “Target Bonus”).  The Target Bonus amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices.  The Executive’s actual annual bonus earned shall be determined based on the Executive’s performance, the achievement of target objectives for the Company, the Company Group or any business unit thereof and such other terms to be determined by the Board in its sole discretion.  Any such annual bonus that is earned will be paid, less applicable withholdings, no later than the payroll period after the Board determines that such annual bonus has been earned, but in no event shall such earned annual bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the annual bonus is earned or (ii) March 15 following the calendar year in which the annual bonus is earned.

(e)Employee Benefits.  During the Term, the Executive and the Executive’s dependents, if applicable, shall be eligible to participate in the employee benefit plans and programs currently and hereafter sponsored by the Company on the same terms and conditions generally applicable to similarly situated executives of the Company. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

(f)Equity Plans.  The Executive shall be eligible to participate in any stock option, restricted stock, stock appreciation rights, or any other equity compensation plan or program sponsored by the Company or another member of the Company Group on the terms and conditions determined by the Board in its sole discretion.  The Company will grant Executive RSUs based on $500,000 in value and Stock Options based on $700,000 in value, on April 1, 2021.  This equity will vest over four years in accordance with the grant awared documents.

(g)Expenses.  Subject to Section 7(d)(v), the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time.  Executive shall be allotted a $50,000 transition allowance (grossed up for tax purposes) to be utilized for relocation expenses.  In addition, the Company shall reiumburse Executive  for actual customary home closing costs on the sale of Executive’s current primary residence and the purchase of a new primary residence located in or around San Diego (such costs must be incurred within 1 year of the Effective Date).

(h)Paid Time Off.  The Executive shall be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

4.At-Will Employment.  The parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company.  However, as described in this Agreement, the Executive may be entitled to severance benefits depending on the circumstances of the termination of the Executive’s employment with the Company.

5.Severance Benefits.

(a)Qualifying Non-CIC Termination.  On a Qualifying Non-CIC Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company:

(i)Salary Severance.  A single, lump sum payment equal to nine (9) months of the Executive’s Annual Base Salary, less applicable withholdings (if applicable, such total number of months, the “Severance Period”).

(ii)COBRA Coverage.  Subject to Section 5(d), the Company will pay the premiums for coverage under COBRA for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), beginning with the first month to begin after the date of the Executive's Qualifying Termination and ending with the month including the earlier of: (A) the nine (9) month anniversary of the Executive’s Qualifying Termination, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(b)Qualifying CIC Termination.  On a Qualifying CIC Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i)Salary Severance.  A single, lump sum payment, less applicable withholdings, equal to twelve (12) months of the Executive’s Annual Base Salary (if applicable, such total number of months, the “Severance Period”).

(ii)Bonus Severance.  A single, lump sum payment, less applicable withholdings, equal to 100% of the Executive’s Target Bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs.

(iii)COBRA Coverage.  Subject to Section 5(d), the Company will pay the premiums for applicable COBRA Coverage beginning with the first month to begin after the date of the Executive’s Qualifying Termination and ending with the month including the earliest of (A) the twelve (12) month anniversary of the Executive’s Qualifying Termination, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(iv)Equity Vesting Acceleration.  Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding Company equity awards subject to only time-based (and not performance-based) vesting.  In the case of equity awards with performance-based vesting, such awards will be treated as set forth in the applicable award agreement.  For the avoidance of doubt, in the event of the Executive’s Qualifying Pre‑CIC Termination, any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding until the earlier of (x) ninety (90) days following the Qualifying Termination or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying Pre‑CIC Termination can be provided if a Change in Control occurs within the ninety (90) day period following the Qualifying Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration).  If no Change in Control occurs within the ninety (90) day period following a Qualifying Termination, any unvested portion of the Executive’s equity awards automatically and permanently will be forfeited on the ninetieth (90th) day following the date of the Qualifying Termination without having vested.

(c)Termination Other Than a Qualifying Termination.  If the termination of the Executive’s employment with the Company Group is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits under this Section 5.

(d)Conditions to Receipt of COBRA Coverage.  The Executive’s eligibility, if any, for payments of premiums for COBRA Coverage under Section 5(a)(ii) or 5(b)(iii) as applicable is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any.  If the Company determines in its sole discretion that it cannot pay premiums for COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any such payments, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence with the month following the termination of employment or, if later, the first month for which the Company determines in its discretion that it cannot pay premiums for COBRA Coverage without incurring the liabilities described above and will end with the month including the earliest of (x) the date upon which the Executive obtains other employment and (y) the last day of the Severance Period beginning on the first day following the Executive’s Qualified Termination. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings.  Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not be entitled to receive any further COBRA Replacement Payments or payments of premiums for COBRA Coverage.

(e)Non-Duplication of Payment or Benefits.  For purposes of clarity, in the event of a Qualifying Pre‑CIC Termination, any severance payments and benefits to be provided to the Executive under Section 5(b) will be reduced by any amounts  provided to the Executive under Section 5(a).  Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.

(f)Death of the Executive.  In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.

6.Accrued Compensation.  On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive any amounts earned, accrued or owing but not yet paid under Section 3 above, and any benefits accrued or earned under the Company’s benefits plans and programs.

7.Conditions to Receipt of Severance.

(a)Separation Agreement and Release of Claims.  The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 5 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions in a form reasonably acceptable to the Company) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s Qualifying Termination (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 5.

(b)Payment Timing.  Any lump sum cash payments under Sections 5(a)(i), 5(b)(i), or 5(b)(ii) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 7(d) below.  Any taxable installments of any COBRA-related severance benefits that otherwise would have been made to the Executive on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in the Agreement.  Any restricted stock units or similar full value awards that accelerate vesting under Section 5(b)(iv) will be settled (x) on a date no later than ten (10) days following the date the Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Pre‑CIC Termination, on a date no later than the Change in Control.

(c)Return of Company Property.  The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 5 is subject to the Executive returning all documents and other property provided to the Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the Company Group, or otherwise belonging to the Company Group.

(d)Compliance with Section 409A of the Code.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”)

will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

(ii)Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Executive’s separation from service, or, if later, such time as required by Section 7(d)(iv). Except as required by Section 7(d)(iv), any installment payments that would have been made to the Executive during the sixty (60) day period immediately following the Executive’s separation from service but for the preceding sentence will be paid to the Executive on the sixtieth (60th) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)It is intended that each installment of the payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the amounts set forth in this Section 5 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and any amounts paid under this Agreement that qualify under either of such exemptions will not constitute Deferred Payments for purposes of clause (i) above.

(iv)Any provision of this Agreement to the contrary notwithstanding, if, at the time of the Executive’s Date of Termination, the Executive is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of his separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after the separation from service and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(v)Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements apply later than the Executive’s remaining lifetime.

(vi)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. In no event will any member of the Company Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

(e)Resignation of Officer and Director Positions.  The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.  The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 5 is subject to the Executive executing any documents the Company may require in connection with the preceding sentence.

8.Confidential Information. The Executive agrees to enter into the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

9.Limitation on Payments; Section 280G.

(a)Reduction of Severance Benefits.  If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the total amount of all such Payments will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full total amount of all such Payments or (y) a lesser amount that would result in no portion of such Payments being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount.  If a reduction in payments or benefits constituting parachute payments is necessary so that the total amount of all such Payments equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced).  In no event will the Executive have any discretion with respect to the ordering of Payment reductions.  The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.

(b)Determination of Excise Tax Liability.  Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 9, which determinations will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 9.  The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 9.  The Company will have no liability to the Executive for the determinations of the Firm.

10.Miscellaneous.

(a)No Duty to Mitigate.  The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 5(e).

(b)Successors.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.

(c)Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(d)Notices.

(i)General.  All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) twenty-four (24) hours after confirmed facsimile transmission, (iv) one (1) business day after deposit with a recognized overnight courier, or (v) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

To the Company:

2210 Faraday Ave.
Suite 100
Carlsbad, CA 92008

To the Executive:

David Roman

At the address most recently on file with the Company

(ii)Notice of Termination.  Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 10(d)(i) of this Agreement.  The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).

(e)Waiver; Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(f)Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.

(g)Applicable Law.  This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California.  To the extent that any lawsuit is permitted under this Agreement, Employee hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in San Diego, California for any lawsuit filed against the Executive by the Company.

(h)Arbitration.  Any and all controversies, claims, or disputes with anyone under this Agreement (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the Executive’s employment with the Company Group, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

(i)Captions.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(j)Withholding.  All payments and benefits under this Agreement will be paid less applicable withholding taxes.  The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions.  No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(k)Survivorship.  The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.

(l)Mutual Intent.  All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent.  The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

(m)Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(n)Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

ACUTUS MEDICAL, INC.

By:

Name: Vince Burgess

Title: President and CEO

EXECUTIVE

David Roman